                                  EXHIBIT 10.9
                                                    DRAFT OF SEPTEMBER 29, 1997

                           SMART CARD SYSTEM AGREEMENT

      THIS SMART CARD SYSTEM AGREEMENT is made and entered into as of the 1st day of September, 1997, by and between PRECIS SMART CARD SYSTEMS, INC., an Oklahoma corporation ("Precis") and CHICAGO WHITE SOX, LTD., an Illinois limited partnership (the "White Sox").

      In consideration of the mutual terms and provisions of this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Precis and the White Sox agree as follows:

      1. RECITALS. Precis is an integrated circuit card, or "smart card," application development firm which has developed applications for smart cards using a proprietary closed-area stored-value system called PRECISCACHE-TM-. The White Sox is the owner of a Major League Baseball team which plays its home games at Comiskey Park in Chicago, Illinois, which is owned by the Illinois Sports Facilities Authority, a political subdivision body politic and municipal corporation ("ISFA"). The White Sox desires to have Precis design and implement a closed-area stored-value system utilizing the PRECISCACHE-TM-system and smart cards for the White Sox at Comiskey Park. The smart cards
(the "Cards") will be designed as a form of payment for food and merchandise at Comiskey Park but may be sold to collectors. The parties acknowledge and agree that Exhibit A, as amended from time to time by the parties, shall constitute the description of the intended operation and performance (the "Application") of the System (as defined in Paragraph 4(b)). In the event of any inconsistency between the express terms of this Agreement and the description set forth in Exhibit A, the terms of this Agreement will control. The parties further acknowledge that while this Agreement is dated as of September 1, 1997, the parties have, in fact, been working together on the matters herein described for several months and accordingly this Agreement sets forth the relative rights and obligations of the parties with respect to such matters without regard to whether they in fact incurred prior to the effective date of this Agreement or subsequent thereto.

      2. ENGAGEMENT OF PRECIS. The White Sox hereby engages Precis to design, develop, install, implement, and maintain the System so as to operate and perform as described in the Application, subject to the terms and conditions contained in this Agreement. Precis hereby accepts such engagement.

      3. TERM. The term of this Agreement shall commence on the date first above written and shall end on November 30, 2001, unless sooner terminated as provided herein. The date on which this Agreement terminates is sometimes referred to as the "Termination Date."

      4. DUTIES OF PRECIS. During the term of this Agreement, Precis shall perform the following duties:

         (a) PROCESS AND SYSTEMS ANALYSIS. Precis is currently performing a process and systems analysis of Comiskey Park and the point-of-sale computer system previously installed by Tangent Associates, Inc. ("Tangent") and currently utilized by Illinois Sportservice ("Sportservice") in its operations at Comiskey Park. In order to perform the process and systems analysis, representatives of Precis are (i) meeting with representatives of Tangent in order to determine the appropriate upgrades, enhancements, additions, and replacements to the existing point-of-sale computer system, and the possible placement of point-of-sale computer hardware at additional locations in Comiskey Park; (ii) meeting with representatives of Sportservice to determine purchase flow, purchase points and other requirements of Sportservice, and (iii) meeting with representatives of the White Sox to determine the requirements for the Application, including requirements for use of the System infrastructure and sales of the smart cards, determination of smart card vending sites, outside usage locations, if any, smart card production requirements and other requirements. Precis shall share all of the results thereof with White Sox. Precis is performing the process and systems analysis at its sole expense.

        (b) INSTALLATION OF THE SYSTEM. Upon completion of the process and systems analysis, Precis shall design, develop, and install a System (as hereinafter defined) at Comiskey Park in accordance with and as necessary to accomplish the Application, and shall in connection therewith perform such testing of the System from time to time as the White Sox shall request. Installation, testing, and start-up of the System shall be substantially in accordance with the timetable set by the parties. All hardware and communications equipment necessary or appropriate to implement the Application, including Card dispenser equipment, is referred to in this Agreement as the "Hardware," and the software, including the programs, materials and documentation, to be provided by Precis in order to implement the Application is referred to herein as the "Software." The parties acknowledge that while all of the Card dispenser equipment will accept cash, some of the dispensers now being installed will not accept credit cards. Precis agrees, at its expense, to use its reasonable best efforts to retrofit all of the Card dispenser equipment to accept credit cards by no later than two (2) weeks prior to the start of the 1998 Major League Baseball season. The "Hardware" and "Software" shall also include all hardware and software (including necessary reconciliation software interface and software interface between the point-of-sale system and the balance of the System, the development, installation and testing of the communication protocol and link of the point-of-sale system to the balance of the System and the installation of readers and mounts to the point-of-sale system), necessary or appropriate to upgrade, enhance, add to and/or replace the point-of-sale system so that such point-of-sale system will function in conjunction with the balance of the System as described in the Application. Without limiting the generality of the foregoing, the Hardware will include the equipment described on Exhibit B hereto. The "Hardware" and "Software" shall collectively be referred to as the "System," and the point-of-sale system, as so upgraded, added to, enhanced, and/or replaced, when separately referred to from the balance of the System, shall be referred to as the "New Tangent System." In installing the System and otherwise implementing the Application, Precis' duties shall include coordination with Sportservice to ensure appropriate access for installation of the New Tangent System. Prior to the acquisition of any equipment and/or service from third-party vendors, Precis will provide a list of such vendors to White Sox and Precis will not deal with any vendors to whom White Sox object. All of Precis' duties pursuant to this subparagraph 4(b), including, without limitation, the design, development, providing and installation of the System, shall be at Precis' sole cost, and Precis shall also be responsible for all sales and use taxes applicable to the purchase and installation of the System. In connection with the installation of the System or any part thereof, Precis covenants that it will not disrupt the current concession and merchandise operations of the White Sox and Sportservice. Precis shall also provide White Sox with user manuals provided by manufacturers of the Hardware.

        (c) TRAINING. Precis shall at its expense provide training to employees of the White Sox and Sportservice so that such employees may operate the System by such time in the 1997 Season as may be acceptable to White Sox. Thereafter, during the term of this Agreement, Precis shall at its expense regularly provide training to employees of the White Sox and Sportservice (or its successor) as necessary to ensure the continuous operations of the System in accordance with the Application.

        (d) MAINTENANCE, SUPPORT AND UPGRADES FOR THE SYSTEM. Until such time as the System is installed and performing as described in the Application with accuracy, reliability, timeliness, and stability acceptable to White Sox, Precis shall at its sole cost provide such personnel and other support, on location in Comiskey Park and elsewhere, as the White Sox may request. Thereafter, during the term of this Agreement, Precis shall perform the following duties (the "Subparagraph 4(d) Duties"): (i) Precis shall provide help desk services via telephone to the White Sox from 8:00 a.m. to 5:00 p.m. every day during the period from March 15 to November 1, with response times of less than one hour per call; (ii) on days when Comiskey Park is open to the public, Precis shall have at least one employee onsite at Comiskey Park from three hours before the game or other public event until two hours after the game or other event for support and maintenance services, provided, however, that after 1997 other arrangements may be made with the consent of both parties; (iii) subject to subparagraphs (e) and (f) below, Precis shall serve as a consultant to and shall assist the White Sox in connection with the selection and purchase of all hardware to upgrade, add to, or replace the Hardware including Hardware damaged or destroyed by fans or on account of the negligence or intentional action of White Sox employees; (iv) Precis shall replace all Hardware that wears out or otherwise becomes unusable on account of ordinary usage, including weather-related wear and tear or damages, and if such replacement Hardware requires additional Software, Precis shall also develop and supply such additional Software; (v) not less than annually, Precis shall upgrade the System to insure that the Application's security and integrity is at the level acceptable to White Sox, including reprogramming the Software as it deems necessary to minimize the possibility of fraudulent use of Cards; (vi) Precis shall at its cost check and replace batteries (replacement batteries, as needed, to be at White Sox' cost) and other consumable supplies for the System as needed; (vii) in advance of the opening of each Major League Baseball season during the term of this Agreement, Precis shall provide such personnel and other support as shall be requested by White Sox or Sportservice (or its successor) in order to get the System up and running and ready for operation during the upcoming season; (viii) subject to subparagraph (e) below, Precis shall offer to provide White Sox, free of charge, all enhancements to the Software developed from time to time; and
(ix) Precis shall provide reasonable additional support and maintenance services in the ordinary course of business upon request by the White Sox. During the term of this Agreement, Precis' Subparagraph 4(d) Duties shall be performed at its sole cost, provided that White Sox shall make Cards available for purchase by Precis as provided in Paragraphs 7 and 8. The commissions, if any, earned by Precis on Cards purchased by Precis shall be its sole compensation for the performance of its Subparagraph 4(d) Duties. If in respect of any year during the term hereof after 1997, White Sox fails to make Cards available for purchase by Precis as aforesaid, (and continuing after the term of this Agreement so long as the License described in Paragraph 11 is in effect) then the White Sox agrees to pay Precis its then-current fees for the performance of its Subparagraph 4(d) Duties provided that such fees are commercially reasonable.

        (e) UPGRADES, ADDITIONS, ETC. TO HARDWARE; PURCHASE TERMS. Separate and apart from its obligation to provide replacement Hardware pursuant to clause (iv) of subparagraph 4(d), Precis shall offer to White Sox the opportunity to acquire upgrades, additions, etc. to the Hardware developed from time to time, including upgrades, additions, etc. necessary to utilize enhancements to the Software. The cost of acquiring any such upgrades, additions, etc. shall be borne by White Sox so long as (i) with respect to upgrades, additions, etc. to the Hardware necessary to utilize enhanced Software, White Sox have the option of continuing to utilize the old Software and Precis shall be prepared to provide full support services for the old Software, and (ii) the System is otherwise operating and performing as described in the Application to the White Sox' satisfaction without such upgrades, additions, etc. to the Hardware. If and to the extent the conditions described in clauses (i) and (ii) are not fulfilled, any such upgrades, additions, etc. shall be at Precis' cost. When and as any Hardware is replaced by Precis pursuant to this Agreement, (whether at its cost or White Sox' cost), Precis shall be entitled to the Hardware being replaced without any payment to White Sox. Precis shall be responsible for the cost of removing and shipping such Hardware.

        (f) PURCHASE OF HARDWARE. Any Hardware purchased and paid for by White Sox, whether to replace Hardware damaged or destroyed by fans or White Sox employees, or as upgrades and/or additions pursuant to Subparagraph 4(e), shall be acquired directly from the manufacturer(s) thereof, without mark-up or similar charges by Precis. If and to the extent such manufacturer(s) allow discounts, allowances, and/or rebates to Precis' customers, Precis shall require such manufacturer(s) to make such discounts, allowances, and/or rebates available to White Sox.

        (g) PRODUCTION AND INITIALIZATION OF CARDS. Precis shall be responsible for the production and initialization of all Cards, with value denominations as determined by the White Sox (except as otherwise specifically provided herein) and appropriate identifier information. The general format and specifications of the Cards shall be as described in the Application and as the parties shall otherwise agree. Precis shall select such party or parties to produce the Cards as Precis in good faith determines will assure the best product for each series. The Cards and the packaging thereof shall contain such terms and conditions regarding the use of the Cards, as the White Sox shall specify, including the terms of any maintenance or other fees charged in request of the Cards. Precis shall provide all Cards to the White Sox fully programmed, packaged and ready for sale to the public. All Cards shall be identified and programmed in such a manner as to identify their original distribution source. The cost of producing and initializing Cards shall be borne as follows:

        (i) All costs of production and delivery of the First 90,000 Cards (as defined in Paragraph 7) shall be paid by Precis.

        (ii) Throughout the term of this Agreement and continuing thereafter so long as the License described in Paragraph 11 is in effect, the White Sox shall pay for the actual direct costs for the production and delivery of Additional Cards (as defined in Paragraph 7) but not including Precis' overhead, staff or other costs and not including design costs which shall be governed by Paragraph 6 hereof. Precis shall select such unaffiliated party or parties to produce the Additional Cards as Precis in good faith determines will assure the best product. Precis will provide White Sox with copies of invoices from such third-party producers and White Sox may, if it chooses, pay such producers directly. Precis shall pass along to the White Sox all discounts, allowances, rebates, and the like, obtained by Precis from the party(ies) producing the Additional Cards. The White Sox shall have no obligation to pay for Additional Cards, and no Additional Cards shall be ordered by Precis, which are not produced in accordance with the White Sox' specifications and advance approval.

       (iii) The First 90,000 Cards will be initialized by Precis at its expense.

       (iv) White Sox will pay Precis 3 CENTS a Card for initializing the Additional Cards.

        (v) Following the term of this Agreement, and for so long as the License described in Paragraph 11 is in effect, Precis shall initialize the Cards and charge White Sox Precis' then-current fees for such service, provided that such fees shall be commercially reasonable.

        (h) REPLACEMENT CARDS. If directed by White Sox, the terms and conditions applicable to Cards shall provide that upon the expiration of a Card, such Card shall no longer be usable but may be exchanged for a new Card (a "Replacement Card") with a value equal to the Unused Value (as defined in Paragraph 8A) of the expired Card. Unless the context clearly otherwise requires, all references herein to "Cards" shall include Replacement Cards. Replacement Cards shall be produced and initialized in this same manner as other Cards, but shall not have any design features unless White Sox so direct. The cost of producing, initializing, and delivering Replacement Cards shall be borne as follows:

        (i) Replacement Cards issued in exchange for any of the First 90,000 Cards which have expired shall be paid for by Precis.

        (ii) Replacement Cards issued in exchange for any Additional Cards which have expired shall be paid for 50% by Precis and 50% by Chicago White Sox.

The party bearing the cost of producing and initializing
Replacement Cards shall be reimbursed to the extent any amount is collected from Cardholders as a charge for such Replacement
Cards.

        (i) SECURITY MATTERS. The parties recognize that when initialized, the Cards will be functionally equivalent to cash. In addition, it is possible that Cards may be subject to alteration in some manner so as to misstate the amount of unused credit available or that Cards even may be counterfeited. The parties agree to cooperate in responding to these various security concerns including taking those steps outlined in the Application. Specifically with respect to security matters, the parties agree as follows:

        (i) Until such time as Cards are delivered and accepted by the White Sox at Comiskey Park, all risk of loss, alteration and misuse of such Cards shall be borne by Precis. Once Cards are delivered to and accepted by White Sox at Comiskey Park, all risk of loss, alteration and/or misuse shall shift to and be borne by White Sox. The risk of loss, alteration or misuse of any Cards delivered by White Sox to Precis pursuant hereto, including without limitation the Precis Cards shall be borne by Precis.

        (ii) Precis shall be solely responsible for any Usage accomplished through counterfeit Cards, i.e., Cards produced and initialized by any party without authorization from the White Sox.

        (j) REPORTS. Precis shall produce reports relating to the Cards as necessary which reflect (i) sales and commission data, (ii) purchases at Sportservice paid for by customers using Cards, with the distribution source of such Cards identified, and (iii) such other accounting data as the White Sox and/or Sportservice shall reasonably request, or as are called for in the Application, and (iv) such other reports as are required by law. Precis shall maintain records of accounting data at Precis' corporate headquarters for not less than five years after applicable expiration dates or as otherwise may be required by law.

        (k) SIGN COSTS. Precis shall pay to White Sox, upon request, up to a total of $500 to reimburse White Sox in part for the costs of signs placed in Comiskey Park advertising and promoting the Cards.

        (l) INSPECTION RIGHTS. At any time during the term of this Agreement, and for a period of five years after the latest expiration date of any Cards produced pursuant to this Agreement (or such longer period as may be necessary in connection with an audit or investigation of White Sox by any governmental authority), White Sox and its designated representatives shall have the opportunity, upon prior written notice to Precis and during reasonable business hours at Precis' home office (if such books and records are available there, and if not at such other location at which they may be available), to inspect the books and records of Precis to verify the Card sales figures, Card production quantities and Card production and initialization costs passed along to the White Sox and any other financial or operational matters pertaining to this Agreement.

     5. DUTIES OF THE WHITE SOX. During the term of this Agreement, the White Sox shall perform the following duties:

        (a) MARKETING THE CARDS. The White Sox shall actively and in good faith market the Cards via message boards, public announcements and similar methods, provided that this paragraph shall not obligate the White Sox to incur any out-of-pocket expenses in connection with such marketing efforts.

        (b) PARKING AND GAME PASSES. The White Sox shall provide to Precis personnel all parking and game passes necessary to enable Precis to perform its obligations under this Agreement.

        (c) ASSISTANCE AND AFFILIATION. The White Sox shall provide Precis with reasonable assistance and access to Comiskey Park in connection with arranging site visits for potential Precis clients. Precis may use the White Sox name and logo in connection with Precis' marketing and promotional materials, provided that in each instance Precis must secure the prior approval of the White Sox (which approval may be withheld by White Sox at its sole discretion) and, if necessary, Major League Baseball.

        (d) SCHEDULING. White Sox shall use its reasonable best efforts to provide Precis with schedules for all games or other public events to be held at Comiskey Park as soon as such schedules are available to White Sox

     6. DESIGN OF CARDS. Precis shall arrange for the designer or designers of the Card. Precis and the White Sox shall be jointly responsible for the design of the Cards, subject to final approval by the White Sox which approval may be withheld by White Sox at its sole discretion. All of the costs of designing the Cards will be borne by Precis, PROVIDED that White Sox shall reimburse Precis for any additional Card production costs incurred to third parties (i.e., not done by Precis "in-house") solely because of specific design requests made by White Sox.

     7. FIRST 90,000 CARDS. Precis shall arrange for the production and initialization of a total of 90,000 Cards having a value denomination of Twenty Dollars ($20), each unless otherwise agreed by the White Sox, (the "First 90,000 Cards").

        (a) PRECIS CARDS. The First 90,000 Cards shall be issued in such number of series, as the parties shall determine. Precis shall receive 35,000 of the First 90,000 Cards in each series (the "Precis Cards") for sale by Precis other than at Comiskey Park. The Precis Cards shall include numbers 500 through 2000 of each series, if requested by Precis. Precis shall have the right to sell the Precis Cards, subject to subparagraph 8A(h) below, and Precis shall be entitled to retain the entire proceeds from such sales; provided, however, that Precis shall pay to the White Sox an amount equal to the Usage (as defined in subparagraph 8A(i)) from time to time attributable to the Precis Cards as provided in Paragraph 8A.

        (b) REMAINING CARDS. The White Sox (and Precis, if it so desires) shall sell the remaining 55,000 of the First 90,000 Cards (the "Remaining First 90,000 Cards"). Remaining Cards to be sold by Precis shall be purchased and paid for as provided in Paragraph 8A.

     8. ADDITIONAL CARD ISSUES. If White Sox decides (in its sole discretion) to issue any Cards in addition to the First 90,000 Cards ("Additional Cards"), then Precis shall arrange for the production and initialization of such Additional Cards, in such series as the parties shall determine. In such event, Precis shall use its reasonable efforts to sell at least $250,000 in face value of Additional Cards during each year of the Term. Such Additional Cards shall be purchased and paid for by Precis, and Precis shall be liable for any Usage thereof, all as provided in Paragraph 8A. Additional Cards sold by Precis shall include a representative portion of each year's series of Additional Cards, as the parties shall determine.

     8A. ACCOUNTING AND PAYMENT. The amounts due and owing from the parties set forth below shall be accounted for and paid as provided in this Paragraph 8A.

        (a) PRECIS CARDS. Precis shall not be obligated to make any payment to White Sox in consideration of receiving the Precis Cards, except that Precis shall pay to White Sox 50% of Card License Fees (as defined in subparagraph 8A(g)), if any, attributable to the Precis Cards. If and to the extent any Usage of the Precis Cards shall occur, White Sox shall invoice Precis no more frequently than on a monthly basis for 100% of such Usage and all such invoices shall be payable within 90 days.

        (b)  REMAINING CARDS.

           (i) With respect to any Remaining Cards sold by the White Sox, White Sox shall pay to Precis 50% of all "Earned Amounts" collected by White Sox on such Cards, less 50% of any Card License Fees, if any, paid by White Sox attributable to such Cards. Earned Amounts shall equal any account maintenance or other administrative fees of any kind charged by White Sox against such Cards. Precis' share of Earned Amounts shall be paid to it within 90 days of the date on which White Sox earn such Amounts.

           (ii)  If and to the extent Precis wishes to
                 purchase any of the Remaining Cards, Precis shall pay to White Sox in cash, concurrently with the issuance of such Remaining Cards, 100% of the first $25,000 in face amount thereof (to reimburse Sox for fees relating to the Chicago Cubs games), and 50% of the face amount of Remaining Cards in excess of $25,000, such 50% discount representing Precis' commission. In addition, Precis shall pay to White Sox 50% of the Card License Fees (as defined in subparagraph (g) below) attributable to such Remaining Cards.

           (iii) In the event of any Usage of the
                 Remaining Cards purchased by Precis as
                 provided in subparagraph (ii), White Sox shall invoice Precis for 50% of such Usage not more frequently than on a monthly basis. Such invoices will be payable by Precis within 90 days.

        (c)  ADDITIONAL CARDS.

           (i)   If and to the extent Precis wishes to
                 purchase any Additional Cards, Precis shall pay to White Sox in cash 80% of the face amount thereof concurrently with the issuance of such Cards, the 20% discount representing Precis' commission. Any Card License Fees attributable to such Additional Cards shall be borne by White Sox.

           (ii)  In the event of any Usage of the
                 Additional Cards purchased by Precis as
                 provided in subparagraph (i), White Sox
                 shall invoice Precis for 20% of such Usage not more frequently than on a monthly basis. Such invoices will be payable by Precis within 90 days.

        (e) PURCHASE ON CONSIGNMENT. Notwithstanding the payment provisions in Paragraph 8A, Precis may in any year during the term of this Agreement from time to time purchase up to a maximum amount outstanding of $5,000 in face amount of Cards on consignment. If such Cards are not sold by Precis, Precis shall return same to White Sox in their original package not less than 30 days after the end of the applicable season. If such Cards purchased on consignment are sold by Precis, Precis shall promptly remit to White Sox the applicable portion of the face amount of such Cards, (I.E., 50% with respect to Remaining Cards and 20% with respect to Additional Cards) together with Precis' share of any Card License Fees attributable thereto, and Precis shall be liable for any Usage thereof as set forth above in subparagraphs (b) and
(c), as applicable.

        (f)      [This subparagraph intentionally left blank.]

        (g) CARD LICENSE FEES. The White Sox shall use reasonable efforts to negotiate and obtain licenses or approvals for the Cards from Major League Baseball or others if and to the extent such licenses or approvals may be required. As referred to in Paragraph 8A, Precis may be required to reimburse White Sox for a portion of any license fees or expenses ("Card License Fees") paid to Major League Baseball ("MLB"), or any other party, whose logo, trademark, trade name or the like appears on any of the First 90,000 Cards. Card License Fees shall not include royalties and license fees paid to MLB pursuant to subparagraph 9(b) hereof nor shall Card License Fees include fees paid to the Chicago Cubs relating to the Cubs/White Sox games, the latter being reimbursable to White Sox as provided in subparagraph 8A(b)(ii) above.

        (h) MANNER OF SALES. Precis shall advise White Sox in advance of Precis' proposed manner of selling any Cards (including the Precis Cards), which shall be subject to White Sox' approval. Precis shall sell all Cards at face value and shall not sell any Cards at Comiskey Park.

        (i) DEFINITIONS. "Usage" means the aggregate purchases of food, beverages, and merchandise at any time for which an applicable Card has been used for payment and any amounts paid over to any governmental entity pursuant to escheat, unclaimed property, or similar laws in respect of an applicable Card. The "Unused Value" of any Card at any time shall be its face amount less its Usage, less any Earned Amounts charged against such Cards.

        (j) RESALE NUMBER. Unless Precis shall present to White Sox a resale number acceptable to the Illinois Department of Revenue, White Sox shall charge Precis Illinois Retailers Occupation Tax on all Cards purchased by Precis.

     9. SPONSORSHIP OF CARDS.

        (a) SPONSORSHIP FEES. In the event that Precis successfully engages a sponsor or advertiser who purchases advertising on Cards, the packaging thereof, or the Hardware, which sponsor or advertiser is not (nor is any affiliate thereof) then advertising any products or services in conjunction with the White Sox ("New Advertiser"), the Net Sponsorship Fees (as hereinafter defined), paid by the New Advertiser shall be apportioned among the parties as follows: (i) Net Sponsorship Fees attributable to the First 90,000 Cards shall be allocated 75% to Precis and 25% to the White Sox; and
(ii) Net Sponsorship Fees attributable to Additional Cards shall be allocated 40% to Precis and

60% to the White Sox. Precis shall not be entitled to any sponsorship fees paid by advertisers generated by the White Sox. The White Sox shall approve any New Advertiser generated or secured by Precis prior to its acceptance, as well as the advertising copy to appear on the Cards, which approval may be withheld by White Sox in its absolute discretion.

        (b) NET SPONSORSHIP FEES. All fees from New Advertisers, net of agency commission, shall either be paid directly to White Sox or remitted to White Sox by Precis promptly upon receipt. All royalties or license fees payable to Major League Baseball shall be deducted from such fees, and the balance remaining shall constitute "Net Sponsorship Fees." Precis' share of Net Sponsorship Fees, determined in accordance with subparagraph 9(a), shall be paid by White Sox on a monthly basis.

     10. TITLE TO THE SYSTEM. Upon delivery and installation of the System (and any upgrades, enhancements, and additions thereto), the White Sox will own the Hardware (and such upgrades and additions), free and clear of any liens, claims, charges, or other rights of third parties therein or relating thereto, subject only to Precis' rights pursuant to the last sentence of subparagraph 4(e). Precis shall provide such lien waivers from suppliers and/or installers of the System as White Sox may request. The White Sox shall assume all risk of loss and damage to the System (and such upgrades, enhancements, and additions), subject to Precis' obligation to provide maintenance and support as provided herein and to replace Hardware pursuant to clause (iv) of Subparagraph 4(d).

     11. LICENSE TO THE SOFTWARE.

         (a) Precis hereby grants to the White Sox a nonexclusive and nontransferable (except as provided in Paragraph 22 hereof) right and license to use the Software, including any enhancements provided pursuant to this Agreement (the "License") during the term of this Agreement and subject to the payment of fees as provided in subparagraph (b) below in perpetuity thereafter. The White Sox shall not use or transfer the Software to another location without prior written consent of Precis. The White Sox shall not copy or reproduce any part of the Software, except for one back-up copy for the White Sox' and Sportservice's (or its successor's) use. Subject to subparagraph (c) below, and the letter agreement therein referred to, this License includes only binary and/or object code version; the source code is not included. The White Sox acknowledges that the Software constitutes proprietary, confidential information of Precis. The White Sox acknowledges that Precis wishes to protect, by this provision, the confidentiality of the Software.

         (b) During the term of this Agreement, there shall not be any license fee owed by the White Sox with respect to the License. After expiration of the term of this Agreement, Precis shall provide upgrades, enhancements, and/or services to maintain the Software at its then-current fees for license of the PRECISCACHE-TM- system and upgrades and enhancements, which fees shall be commercially reasonable.

         (c) Concurrently herewith, the parties are entering into a letter agreement (the "Letter Agreement") setting forth the rights of the parties with respect to the source code and other documentation and data covered thereby, in the event Precis fails to perform its obligations under the Agreement or fails to continue to do business in the ordinary course for any reason, including bankruptcy.

      12. CONSULTATION SERVICES. During the term of this Agreement, Precis shall consult with the White Sox with respect to smart cards and smart card applications. In the event that the White Sox desires to enable the smart cards of another smart card vendor to be accessed via the System, Precis shall cooperate with such vendor in order to upgrade the System so that they are compatible with such vendor's application. The White Sox shall reimburse Precis for all actual out-of-pocket expenses (including travel and direct incremental personnel costs), but not for overhead expenses, incurred in connection with the acquisition by White Sox and installation of any hardware or software necessitated as a result of such services.

      13. PAYMENTS TO SPORTSERVICE. Precis is not a party to any agreement with Sportservice. The White Sox shall be solely responsible for any and all payments owed to Sportservice in connection with use of the Cards, provided that if the reports provided by Precis relating to Usage are inaccurate or incomplete, then without limiting

White Sox' other remedies hereunder, Precis shall be liable to White Sox for any damages (including underpayment or overpayment to Sportservice) incurred by White Sox as a result thereof.

      14. INDEMNIFICATION.

         (a) BY PRECIS. Precis shall defend, indemnify and hold harmless the White Sox, ISFA, Sportservice, and their respective employees, officers, directors, partners, agents, contractors, subcontractors, and affiliates from and against and promptly reimburse said indemnified parties for all liabilities, including reasonable attorneys' fees, which may arise in connection with (i) a failure by Precis to perform any of its obligations in accordance with this Agreement or (ii) negligent or intentional acts or omissions of Precis or any officer, director, employee or agent of Precis so long as such liabilities do not arise because of a breach of this Agreement by the White Sox or willful misconduct, bad faith or gross negligence of the said indemnified parties, or (iii) allegations that the System or any part thereof infringes on the proprietary rights of any third party; provided, in no event shall Precis or its assigns be liable for any incidental, consequential or special damages including, without limitation, the White Sox' lost profits.

         (b) BY THE WHITE SOX. The White Sox shall defend, indemnify and hold harmless Precis and its employees, officers, directors, agents, contractors, subcontractors, and affiliates from and against and promptly reimburse Precis for any and all liabilities, including reasonable attorneys' fees, which may arise in connection with (i) a failure by the White Sox to perform its obligations in accordance with this Agreement or (ii) negligent or intentional acts or omissions of the White Sox or any officer, director, employee or agent of White Sox, so long as such liabilities do not arise because of a breach of this Agreement by Precis or willful misconduct, bad faith or gross negligence of Precis; provided, in no event shall the White Sox or its assigns be liable for any incidental, consequential or special damages including, without limitation, Precis' lost profits.

         (c) INDEMNIFICATION PROCEDURES. Whenever any party entitled to indemnification (the "Indemnified Party") pursuant to the previous paragraphs receives notice of any potential claim which may be subject to indemnity, such party shall promptly notify the other party (the "Indemnifying Party"). The Indemnifying Party shall have the obligation to assume the defense of such claim by counsel designated by it and acceptable to the Indemnified Party, provided that the Indemnifying Party shall not settle or compromise any such claim, or consent to the entry of any judgment, without the written consent of the Indemnified Party. The Indemnified Party, its affiliates, employees and representatives, shall fully cooperate with and timely assist the Indemnifying Party with the defense of such claim. If the Indemnifying Party fails to assume the defense of such claim as soon as reasonably possible, in any event prior to the earlier of twenty (20) days after receipt of notice of the claim or five (5) days before the date an answer to a complaint or similar initiation of legal proceeding shall be due, the Indemnified Party shall have the right to undertake, at the Indemnifying Party's expense, the defense, compromise or settlement of any such claim on behalf of and at the risk and expense of the Indemnifying Party.

      15. TERMINATION.

         (a) IN GENERAL. This Agreement may be terminated prior to the scheduled expiration hereof in any of the following events:

            i.   By mutual agreement of the parties; or

            ii. By reason of material breach, as provided in subparagraph (b) hereof.

         (b) TERMINATION FOR MATERIAL BREACH.

            i.   If Precis defaults by the failure to
                 comply in all material respects with the terms of this Agreement or to substantially perform in good faith the obligations required herein, the White Sox, in addition to all of its other rights in law and in equity, may terminate this Agreement upon 90 days prior written notice to Precis, unless Precis cures such default within the 90-day period, or, if such cure cannot reasonably be accomplished within such 90-day period, unless Precis shall have in good faith commenced such cure and shall thereafter diligently proceed to completion.

            ii. If the White Sox defaults by the failure to comply in all material respects with the terms of this Agreement or to substantially perform in good faith the obligations required herein, Precis, in addition to all of its other rights in law and in equity, may terminate this Agreement upon 90 days prior written notice to the White Sox, unless the White Sox cures such default within the 90-day period, or, if such cure cannot reasonably be accomplished within such 90-day period, unless White Sox shall have in good faith commenced such cure and thereafter diligently proceed to completion.

         (c) EFFECT OF TERMINATION. In the event of termination of this Agreement by reason of Paragraph 15(a) above or on account of the expiration of the term hereof, then, unless the parties shall otherwise agree, and subject to such further legal and equitable rights which a party may have if termination results from a material breach by the other party, all rights and obligations of the parties hereunder shall terminate as of the Termination Date except as follows:

           (i) Each party shall remain obligated to pay to the other any amounts owing hereunder attributable to the period prior to the Termination Date, including, without limitation, any amounts owing pursuant to Paragraph 8A on account of Usage or Earned
                 Amounts in respect of any Cards subsequent to such Date.

           (ii)  The obligations of the parties pursuant
                 to Paragraphs 14 and 17 hereof, shall
                 continue in effect.

           (iii) The License to the Software (as
                 provided in Paragraph 11) hereof shall (so long as White Sox make the license payments required in subparagraph 11(b)) continue in full force and effect in perpetuity, and the White Sox shall continue to have such rights as are set forth in the Letter Agreement.

           (iv)  Precis shall immediately return to
                 White Sox all unsold Cards held by it, and White Sox shall pay to Precis an amount equal to the amount paid for such Cards by Precis (as provided in Paragraph 8A), less a reasonable reserve for Precis' potential liability for Usage on outstanding Cards, PROVIDED THAT White Sox shall not be obligated to pay any amount in respect of any returned Precis Cards, and PROVIDED FURTHER that to the extent Precis' potential liability for Usage is extinguished, any unused reserve applicable thereto shall be paid over to Precis.

     16. INSURANCE. Precis shall purchase and maintain insurance written in the occurrence format, at its own expense, as outlined below from the date hereof until at least two (2) years after the termination of this Agreement.

        (a)  MINIMUM SCOPE OF INSURANCE.

             Coverage shall be at least as broad as:

           (i) COMMERCIAL GENERAL LIABILITY. Commercial General Liability Insurance, including coverage for premises and operations, products/completed operations, contractual liability, independent contractors, broad form property damage liability, and personal/advertising injury liability.

           (ii) AUTOMOBILE LIABILITY. Automobile liability insurance for bodily injury and property damage covering any automobile used in connection with this agreement.

           (iii) WORKERS' COMPENSATION AND EMPLOYERS' LIABILITY. Workers Compensation as required by the State of Illinois and Employer's Liability insurance.

           (iv) EMPLOYEE DISHONESTY. Employee Dishonesty Coverage for employees performing services under this agreement.

        (b)  MINIMUM LIMITS OF INSURANCE.

           (i) COMMERCIAL GENERAL LIABILITY INSURANCE. For bodily injury including death, personal injury, advertising injury and property damage. Such blanket contractual liability shall cover the indemnification and hold harmless provision of this Agreement. Precis shall maintain limits no less than:

                 a)  General Aggregate Limit                        $ 1,000,000
                 b)  Products-Completed Operations Aggregate        $ 1,000,000
                 c)  Personal Advertising Injury Limit              $ 1,000,000
                 d)  Each Occurrence Limit                          $ 1,000,000
                 e)  Fire Damage Limit (any one fire)               $    50,000
                 f)  Medical Expense Limit (any one person)         $     5,000

           (ii) AUTOMOBILE LIABILITY. $1,000,000 combined single limit per accident for bodily injury and property damage for any owned, non-owned or hired automobile or any vehicle used in connection with this Agreement.

           (iii) WORKERS COMPENSATION AND EMPLOYER'S LIABILITY. Workers Compensation insurance in compliance with the Workers Compensation Act of the State of Illinois. Employer's liability insurance for occupational accidents or disease, for limits of not less than $1,000,000 for any one occurrence.

           (iv) EMPLOYEE DISHONESTY. Employee dishonesty coverage in such reasonable amounts as White Sox determine.

        (c) ACCEPTABILITY OF INSURERS. Insurance is to be placed with insurers who have a BESTS INSURANCE REPORTS rating of no less than A- and a financial size of no less than Class VIII, who are authorized as an admitted insurance company in the State of Illinois.

        (d) ADDITIONAL INSUREDS. The Chicago White Sox, Ltd., Chisox Corporation, Illinois Sports Facilities Authority, At Your Service LLC, CWS Maintenance, Chicago White Sox Charities, Inc., and Illinois Sportservice Inc. and their subsidiaries and affiliates, their directors, officers, employees and agents shall be named as additional insureds on all Commercial General Liability, Umbrella, and Excess Liability policies for all liability arising out of services provided by this Agreement. Such insurance shall be primary and shall not contribute with any insurance maintained by the additional insureds.

        (e) CERTIFICATE OF INSURANCE. Certificates of Insurance acceptable to the Chicago White Sox, Ltd. shall be submitted prior to the commencement of services provided under this Agreement, and annually thereafter. These certificates shall contain a provision that coverage afforded under the insurance policies will not be canceled, non-renewed, or materially reduced until at least thirty (30) days prior written notice has been provided to Chicago White Sox, Ltd.

     17.  CONFIDENTIALITY.

         (a) BY PRECIS. Precis shall keep and shall require its employees to keep confidential all, and shall not divulge to any other party, other than a Permitted Party (as hereinafter defined), any of the Confidential Information (as hereinafter defined) of the White Sox and Sportservice, unless such information (a) is or becomes generally available to the public other than as a result of a disclosure by Precis or (b) is required to be disclosed by law or by a judicial, administrative or regulatory authority.

         (b) BY THE WHITE SOX. The White Sox shall keep and shall require its employees to keep confidential all, and shall not divulge to any other party other than to Sportservice or a Permitted Party (as hereinafter defined) any of the Confidential Information (as hereinafter defined) of Precis, unless such information (a) is or becomes generally available to the public other than as a result of a disclosure by the White Sox, or (b) is required to be disclosed by law, by League Rules (as hereinafter defined) or by a judicial, administrative or regulatory authority.

         (c) CERTAIN DEFINITIONS. "Permitted Parties" shall mean with respect to Precis or the White Sox, as the case may be, its attorneys, accountants, and lenders. "Confidential Information" shall mean all proprietary information and trade secrets which White Sox, Sportservice or Precis specifically identifies as such in writing.

         (d) EXPIRATION. The obligations set forth in this Paragraph 17 shall expire three years after the termination of this Agreement.

     18. DISCLAIMER OF INTENT TO BECOME PARTNERS. Precis and the White Sox shall not by virtue of this Agreement be deemed partners or joint venturers. Precis is retained by the White Sox to provide services under this Agreement as an independent contractor. Neither party shall pay or withhold any federal or state income or payroll taxes with respect to compensation payable to the other under this Agreement. None of the employees of one party shall be treated as employees of the other party with respect to any services provided by them under this Agreement. No workers' compensation insurance shall be obtained by the White Sox concerning any of the employees of Precis. Neither Precis nor the White Sox shall incur any financial obligation on behalf of the other party without prior written approval of the other party.

     19. NOTICES. Any and all notices, consents or other communications by one party intended for the other shall be sent either by facsimile transmission or by bonded air courier, addressed as follows:

     If to Precis:         Precis Smart Card Systems, Inc.
                           11032 Quail Creek Road
                           Oklahoma City, Oklahoma   73120
                           Attention:  Jim Lout
                           Fax: (405) 752-5605

     If to the White Sox:  Chicago White Sox
                           333 West 35th Street
                           Chicago, Illinois   60616
                           Attention:  Howard Pizer
                           Fax:(312) 674-5519

unless a party shall have designated a different address or number by sending written notice of the change to the other party. All notices shall be deemed given when actually received or when receipt is refused.

     20. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision.

     21. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois.

     22. NO ASSIGNMENT. Neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, PROVIDED, HOWEVER, that White Sox shall have the right to transfer all of its rights and obligations under this Agreement, including, without limitation, its rights under Paragraph 11 hereof, to any party which shall acquire the Major League Baseball franchise now owned by the White Sox so long as such transferee shall continue to play at Comiskey Park.

     23. BINDING EFFECT. Subject to Paragraph 22, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective legal representatives, successors and assigns.

     24. CAPTIONS. The paragraph captions used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

     25. NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to confer upon any person, firm or corporation other than the parties any right, remedy or claim under or by reason of this Agreement, as third party beneficiaries or otherwise.

     26. LATE PAYMENT PROVISION. Any amounts due hereunder which are not paid on or before the applicable payment date shall bear interest until paid at a rate equal to four hundred (400) basis points over the "prime rate" as reported in the "Money Rates" column (or its successor) in THE WALL STREET JOURNAL on the payment date.

     27. APPROVALS, ETC. Whenever a party's approval, permission, concurrence, consent, satisfaction, or the like is required or provided for under this Agreement, such approval, permission, concurrence, satisfaction, or the like shall not be unreasonably withheld, delayed, or conditioned except as and to the extent it is expressly provided that such party may act in its sole discretion; provided, however, that neither party shall be required to waive a material breach hereunder.

     28. LEAGUE RULES. This Agreement is subject in all respects to "League Rules," as they presently exist or as they may from time to time be amended, whether or not specific reference is made thereto in any paragraph of this Agreement. "League Rules" shall mean (i) any present or future agreement to which the American League of Professional Baseball Clubs (the "League") or the Commissioner of Major League Baseball or any committee thereunder, on behalf of all of the members of the League or of Major League Baseball, is a party, or by or among all of the members of the League or of Major League Baseball, or by Major League Baseball Properties, Inc. or any other entity owned by all of the members of Major League Baseball; and (ii) all rules and relations promulgated pursuant to any of the foregoing, including, without limitation, royalty obligations and licensing requirements; provided, however, that "League Rules" shall not include any of the foregoing that violates any present or future judicial decree to which the League, Major League Baseball, its Commissioner, or its members are subject.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

PRECIS:                                PRECIS SMART CARD SYSTEMS, INC.

                                       By:_____________________________
                                            James B. Lout, President


WHITE SOX:                             CHICAGO WHITE SOX, LTD.

                                    By: CHISOX CORPORATION, its General Partner

                                    By:____________________________________
                                            Howard Pizer,
                                            Executive Vice President